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DATA STATED IN THOUSANDS


                     VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION



                                             THIRD  THIRD     YEAR
REGULATION           STATEMENT CAPTION        QTR.   QTR.    TO DATE
                                              2000   1999  2000   1999

5-02 (1)            Cash and Cash Items      21638  15028  21638  15028
5-02 (2)            Marketable Securities    98613 102522  98613 102522
5-02 (3)(b)(1)      Notes Receivable        341408 327032 341408 327032
5-02 (4)            Allowance for Doubtful
                      Accounts                3976   3878   3976   3878

5-02 (15)           Total Assets            493940 473669 493940 473669

5-02 (24)           Other Liabilities       448039 429666 448039 429666
5-02 (30)           Common Stock              3718   3705   3718   3705
5-02 (31)(a)(2)     Additional Capital Other 15297  15034  15297  15034
5-02 (31)(a)(3)(ii) Retained Earnings -      26912  25521  26912  25521
                      Unappropriated
                     Treasury Stock            (26)  (257)   (26)  (257)
5-03 (b)(1)(e)      Other Revenues           11170  10562  32641  31245
5-03 (b)(2)(e)      Cost of Other Revenues    5064   3974  13329  11886
5-03 (b)(8)         Interest and Amortization
                     of Debt Discount         5183   4192  14134  12568
5-03 (b)(10)        Income Before Taxes and
                      Other Items              923   2396   5178   6791
5-03 (b)(11)        Income Tax Expense         227    846   1640   2351
5-03 (b)(14)        Income/Loss from
                      Continuing Operations    696   1550   3538   4440

5-03 (b)(19)        Net Income or Loss         696   1550   3538   4440